Exhibit 99.1

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

CONTACT:	David Dick
Chief Financial Officer
212-590-6200

FD
Leigh Parrish, Jessica Greenberger
212-850-5600

dELiA*s, Inc. Response to Investor Letter

NEW YORK, NY, June 29, 2010—dELiA*s, Inc. (NASDAQ: DLIA), a direct marketing and retail company comprised of two lifestyle brands primarily targeting teenage girls and young women, announced that yesterday Thesis Fund Management LLC made public a letter dated June 14, 2010, and previously sent to the Company’s Board of Directors, regarding a potential sale of the Company. Although the Board has been contacted by Thesis, it has had no substantive discussions with Thesis and the Company is not presently engaged in similar discussions with anyone else.

Carter S. Evans, Chairman of the Board of dELiA*s stated, “The Board appreciates all stockholders’ concerns regarding the Company. After careful consideration, however, we currently believe that our strategies for the growth of dELiA*s, including our renewed focus on productivity under the leadership of Walter Killough, our new Chief Executive Officer, will lead to improved performance in all channels of our business and enhance stockholder value. The Board will continue to meet and work closely with Mr. Killough and his management team as we continue to implement our initiatives to deliver long-term growth and to increase stockholder value.”

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of two lifestyle brands primarily targeting teenage girls and young women. Its brands – dELiA*s and Alloy – generate revenue by selling apparel, accessories, footwear and room furnishings to consumers through direct mail catalogs, websites, and dELiA*s mall-based specialty retail stores. dELiA*s, Inc. also formerly operated CCS, a premiere catalog and e-commerce site for skateboarding and snowboarding equipment, apparel and footwear products, which was successfully sold in 2008.

Forward-Looking Statements

This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, and “intend”, and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.